SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant {x} Filed by a Party other than the Registrant { } Check the appropriate box: { } Preliminary Proxy Statement { } Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive  Additional Materials
{ } Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         WINTRUST FINANCIAL CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X} No fee required.
{ } Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

{ } Fee paid previously with preliminary materials:
{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                         WINTRUST FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 27, 1999


         The 1999 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at The Drake Oak Brook Hotel, 2301 S. York Road, Oak Brook, Illinois 60523, on Thursday, May 27, 1999, at 2:30 p.m. local time, for the following purposes:

     1. To elect eight Class III directors to hold office for a three-year term;

     2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is the close of business on April 5, 1999.

                                             By order of the Board of Directors,

                                             David A. Dykstra
                                             Secretary

April 14, 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                         WINTRUST FINANCIAL CORPORATION
                               727 North Bank Lane
                           Lake Forest, Illinois 60045


                                 PROXY STATEMENT
                         FOR THE 1999 ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD THURSDAY, MAY 27, 1999


         These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation ("the Company"), an Illinois corporation, of proxies to be used at the 1999 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

          You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on May 27, 1999, at 2:30 p.m. CST, at the Drake Oak Brook Hotel, 2301 S. York Road, Oak Brook, Illinois 60523.

PROXIES, OUTSTANDING VOTING SECURITIES, AND SHAREHOLDERS ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on April 5, 1999 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 8,160,795 shares without par value Common Stock ("Common Stock"). Each outstanding share of Common Stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

         Proxies received from shareholders in proper form will be voted at the meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class III Director as set forth below and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and is submitted to a vote of the shareholders. Under Illinois law and the Company's By-laws, directors are elected by a plurality of votes cast. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares will not be included in the vote totals, although abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the meeting.

         Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt return of your proxy card in the postage-paid envelope provided will be appreciated.

         This Proxy Statement is being mailed to shareholders on or about April 14, 1999.

COST OF PROXY SOLICITATION

         The cost of soliciting proxies has been or will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.


                              ELECTION OF DIRECTORS

         The By-laws of the Company provide that the number of directors of the Company shall be 24, divided into three classes of eight Directors who are elected to hold office for staggered three-year terms. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class III Directors will expire at this Annual Meeting of Shareholders. The term of those persons currently serving as Class I Directors expires at the Annual Shareholder Meeting to be held in 2000; the term of Class II Directors expires at the Annual Shareholder Meeting to be held in 2001. Two Class II directors, Mr. Alan W. Adams and Mr. Howard D. Adams, resigned from the Board of Directors in October 1998 and November 1998, respectively, and in January 1999, Mr. Thomas J. Neis was appointed by the Board of Directors to fill one of the vacancies created thereby. Currently, there are 23 members of the Board of Directors with one Class II vacancy.

         The eight persons named below have been nominated for election as Class III directors for a term to end at the Annual Meeting of Shareholders in the year 2002 or until their successors are elected and qualified. All of the nominees currently serve as Class III directors and have indicated a willingness to continue to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

         The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company's subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company ("Lake Forest Bank"), Hinsdale Bank & Trust Company ("Hinsdale Bank"), North Shore Community Bank & Trust Company ("North Shore Bank"), Libertyville Bank & Trust Company ("Libertyville Bank"), Barrington Bank & Trust Company, N.A. ("Barrington Bank"), Crystal Lake Bank & Trust Company, N.A. ("Crystal Lake Bank"), Crabtree Capital Corporation ("Crabtree"), First Insurance Funding Corp. ("FIFC") and Wintrust Asset Management Company, N.A. ("WAMC").


            NOMINEES TO SERVE AS CLASS III DIRECTORS UNTIL THE ANNUAL
                    MEETING OF SHAREHOLDERS IN THE YEAR 2002

JOSEPH ALAIMO (68), DIRECTOR SINCE 1997 Since September 1998, Mr. Alaimo has been the President of WAMC. Immediately prior thereto, Mr. Alaimo served as Director of Trust Investments at Lake Forest Bank since December 1994. Prior to joining Lake Forest Bank, he was employed for more than 30 years by Continental Bank, where he served most recently as Director of Investor Relations. Mr. Alaimo held various senior positions in the trust department at Continental Bank before he became their Director of Investor Relations.

PETER D. CRIST (47), DIRECTOR SINCE 1996 Mr. Crist is President of Crist Partners, Ltd., an executive search firm he founded in 1995. Immediately prior thereto he was the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.

KATHLEEN R. HORNE (55), DIRECTOR SINCE 1997 Mrs. Horne is a former elementary school teacher. For 14 years she was Vice President of the International
Creative Group - London/Chicago Ltd., a creative-marketing consultancy. From 1995 to 1997, she served as President of the Woman's Board of the Chicago
Horticultural Society and as a member of the Board of Directors of that organization. Currently, Mrs. Horne is National Advisor to the Flower Arranging Study Group of The Garden Club of America. She is a Director of Barrington Bank.

JOHN S. LILLARD (68), DIRECTOR SINCE 1996 Mr. Lillard has served as the Company's Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. Mr. Lillard currently serves as a director of Cintas Corporation and Stryker Corporation. He is a Director of Lake Forest Bank.

HOLLIS W. RADEMACHER (63), DIRECTOR SINCE 1996 Mr. Rademacher is currently self-employed as a business consultant and private investor. He has participated in the organization of five of the six Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer, of Continental Bank, N.A., Chicago, Illinois, and from
1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc., Cityscape Financial Corp. and College Television Network, as well as several other private business enterprises. He currently serves as a Director of each of each of the subsidiary Banks, FIFC and WAMC.

JOHN N. SCHAPER (47), DIRECTOR SINCE 1996 Since 1991, Mr. Schaper has been a general agent for American United Life Insurance Company. Mr. Schaper is a Director of Libertyville Bank.

JOHN J. SCHORNACK (68), DIRECTOR SINCE 1996 Mr. Schornack is the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation, Chicago, Illinois., where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra, a trustee of the Kohl Children's Museum and The Night Ministry. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank and several other private business enterprises.

LARRY V. WRIGHT (59), DIRECTOR SINCE 1996 For the past 34 years, Mr. Wright has been Vice President of Milbank Corporation, Chicago, Illinois, an investment advisory firm. Mr. Wright also serves as a director of Milbank Corporation.


           CLASS I - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2000


JAMES E. MAHONEY (61), DIRECTOR SINCE 1996 From 1978 to present, Mr. Mahoney has been the owner and President of Heidi's Cheese Products, Inc., Mundelein, Illinois. Mr. Mahoney is a Director of Libertyville Bank.

JAMES B. MCCARTHY (47), DIRECTOR SINCE 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international management consulting firm focusing on the health care industry. Mr. McCarthy is a Director of Hinsdale Bank.

THOMAS J. NEIS (50), DIRECTOR SINCE 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. Mr. Neis is a Director of Crystal Lake Bank.

J. CHRISTOPHER REYES (45), DIRECTOR SINCE 1996 Mr. Reyes is Chairman of Reyes Holdings which owns businesses in beverage distribution, food distribution and processing with headquarters in Lake Forest, IL. Mr. Reyes serves on the board of directors of the Boys & Girls Clubs of Chicago and the Children's Memorial Hospital. Mr. Reyes is a Director of Lake Forest Bank.

PETER P. RUSIN (46), DIRECTOR SINCE 1997 Since 1994, Mr. Rusin has served as Executive Director of JFK Health World, a not for profit children's health education center and museum, located in Barrington, Illinois. Mr. Rusin is a Director of Barrington Bank.

LEMUEL H. TATE, JR. (72), DIRECTOR SINCE 1996 For the past two years, Mr. Tate has served as a consultant to the Company and its subsidiaries regarding real estate leasing and acquisition matters in connection with expansion activities. From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. Since 1988, he has been active in volunteer work in the local Chicago area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since its inception in 1994, Mr. Tate has been Chairman and a Director of North Shore Bank.

EDWARD J. WEHMER (45), DIRECTOR SINCE 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He was one of the principal organizers of each of the banking subsidiaries and serves as the Chairman and a Director of FIFC and as Chairman or Vice Chairman and a Director of each of the subsidiary Banks. Prior to joining the Company, Mr. Wehmer was, from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of River Forest Bancorp, Chicago, Illinois. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is a Trustee of Barat College, Lake Forest, Illinois, and is involved in several other charitable and fraternal organizations.


           CLASS II - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2001

BRUCE K. CROWTHER (47), DIRECTOR SINCE 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program and Dianon Systems, Inc. Mr. Crowther is a Director of Barrington Bank.

MAURICE F. DUNNE, JR. (72), DIRECTOR SINCE 1996 Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Lake Forest Graduate School of Management, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of Lake Forest Bank and North Shore Bank.

WILLIAM C. GRAFT (37), DIRECTOR SINCE 1997 Mr. Graft is the sole shareholder and President of his law firm professional corporation, with a practice concentrated in corporate, finance and complex commercial real estate law. Until December 1996, Mr. Graft was a partner in the national law firm of Keck Mahin & Cate. Mr. Graft is also a principal and general partner of several real estate investment partnerships and corporations actively owning and developing commercial and medical real estate facilities. He serves on the Good Shepherd Hospital Development Council and is President of the Board of Directors of the Barrington Area Arts Council. Mr. Graft is a Director of Barrington Bank.

MARGUERITE SAVARD MCKENNA (56), DIRECTOR SINCE 1996 Ms. McKenna, an attorney, has practiced law in Wilmette since 1983. She is a member of the Rotary Club, the Wilmette Chamber of Commerce and the North Suburban Bar Association. Ms. McKenna is a Director of North Shore Bank.

ALBIN F. MOSCHNER (46), DIRECTOR SINCE 1996 Since September 1997, Mr. Moschner has been President and Chief Executive Officer of Millecom, LLC, a development stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996.
Previously he held the positions of Chief Operating Officer and Senior Vice President of Operations of Zenith. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. He serves as a Director of Lake Forest Bank.

INGRID S. STAFFORD (45), DIRECTOR SINCE 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993. She is a member of the National Association of College and University Business Officers. Ms. Stafford is also the former President of the Board of Directors of Childcare Network of Evanston and chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

JANE R. STEIN (54), DIRECTOR SINCE 1996 Since 1983, Ms. Stein has been the Executive Director of the Lake County Medical Society, Vernon Hills, Illinois, a not-for-profit professional association for physicians in Lake County. Since February, 1999, she has been the Executive Director of the Illinois Society of Oral and Maxillofacial Surgeons. Ms. Stein is also the past president of the Chicago Association of Healthcare Executives. Ms. Stein is a Director of Libertyville Bank.

KATHARINE V. SYLVESTER (59), DIRECTOR SINCE 1996 Since November 1997, Ms. Sylvester has been the Office Manager for Fibrex Sales, Ltd. Ms. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education. Ms. Sylvester is a Director of Hinsdale Bank.


BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION

BOARD OF DIRECTORS' COMMITTEES

         Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has established four committees: (i) the Compensation and Nominating Committee;
(ii) the Audit Committee; (iii) the Risk Management Committee; and (iv) the Executive Committee.

         Compensation and Nominating Committee. The Compensation and Nominating Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Compensation and Nominating Committee are Messrs. Crist (Chairman), Lillard, Mahoney, Moschner, Rademacher and Reyes and Ms. McKenna. The Compensation and Nominating Committee is responsible for reviewing the Company's compensation policies and administering the Company's employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. This Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. During 1998, six Compensation Committee meetings were held.

         Audit Committee. The Audit Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Audit Committee are Messrs. Schornack (Chairman), Crowther, Dunne, and Graft and Ms. Stein and Ms. Sylvester. The Audit Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. During 1998, four Audit Committee meetings were held.

         Risk Management Committee. The Risk Management Committee currently consists of Messrs. Rademacher (Chairman), Moschner, Rusin, Schaper, Tate, and Wehmer and Ms. Horne. The Risk Management Committee is responsible for monitoring and overseeing the Company's interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company's overall asset/liability management and credit policies. During 1998, two Risk Management Committee meetings were held.

         Executive Committee. The Executive Committee currently consists of Messrs. Rademacher (Chairman), Crist, Lillard, McCarthy, Reyes, Schornack, Tate, Wehmer and Wright and Ms. Stafford. The Executive Committee is authorized to exercise certain of the powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. No Executive Committee meetings were held during 1998.

BOARD OF DIRECTORS' COMPENSATION

         Non-employee members of the Board of Directors are compensated by the Company at the rate of $500 for each Board of Directors meeting attended and $200 for each committee meeting attended. There were six meetings of the Board of Directors during 1998. Effective May 1998, in addition to regular board and committee meeting fees, the Company commenced the payment of retainers to the Chairman of the Board and the chairman of the Risk Management Committee at an annualized rate of $40,000 and $20,000, respectively. Effective January 1999, the chairman of the Compensation and Nominating Committee and the chairman of the Audit Committee also began receiving retainers in the annualized amount of $2,000 each. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. For the period during 1998 in which they served, all of the directors attended at least 75% of the total number of meetings held of the Board and those Committees on which they served, except for Messrs. Rusin and Mr. Alaimo, and Ms. Stafford who missed one of the three meetings held after her election in May 1998.

DEFERRED COMPENSATION FOR NON-EMPLOYEE DIRECTORS

         The Wintrust Financial Corporation Deferred Director Fee Plan allows non-employee Directors to elect to defer receipt of director fees and retainers due such Directors. The deferred director fees and retainers are payable at the Director's option as a lump sum or in installments over a period not to exceed ten years. Cumulative deferred amounts bear interest at the 91-day Treasury Bill discount rate, adjusted monthly, until paid. Payments under the plan, which are unfunded obligations of the Company, begin at the date specified by the Director or upon cessation of service as a Director.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The Company's Executive Officers are elected annually by the Company's Board of Directors at the first meeting of the Board following the Annual Meeting of Shareholders. Certain information regarding those persons serving as the Company's Executive Officers is set forth below.

Edward J. Wehmer (45) -- President and Chief Executive Officer - Mr. Wehmer serves as the Company's President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives. See the description above under "Election of Directors" for additional biographical information.

David A. Dykstra (38) -- Executive Vice President, Chief Financial Officer and Treasurer - Mr. Dykstra serves as the Company's Chief Financial Officer and oversees all financial affairs of the Company, including internal and external financial reporting. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the Financial Institutions practice. In addition to various civic and charitable activities, Mr. Dykstra is a Trustee of the Village of Lake Villa. Mr. Dykstra is a Director of Libertyville Bank and FIFC.

Lloyd M. Bowden (45) -- Executive Vice President -- Technology - Mr. Bowden serves as Executive Vice President - Technology for the Company and is responsible for planning, implementing and maintaining all aspects of the subsidiary banks' internal data processing systems and technology designed to service the subsidiary banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.

Randolph M. Hibben (41) -- Executive Vice President -- Investments - Mr. Hibben serves as the Executive Vice President - Investments for the Company and directs all securities investing and the day-to-day management of the Company's asset/liability position. Mr. Hibben joined the Company in 1991 as an Executive Vice President of Lake Forest Bank. Prior thereto, Mr. Hibben was employed from 1987 to 1991 in a similar capacity by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Vice President - Investments.

Robert F. Key (44) -- Executive Vice President -- Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks and WAMC. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company.

Todd A. Gustafson (36) -- Vice President -- Finance - Mr. Gustafson has served as the Vice President of Finance since June 1998. He is responsible for the management of all accounting, audit, financial and tax activities of the Company and its subsidiaries. Previously, Mr. Gustafson was employed from 1990 to 1996 as Vice President and Corporate Controller for Amcore Financial, Inc., Rockford, Illinois and from 1997 to 1998 as Manager of Financial Reporting and Analysis for Woodward Governor Company, Rockford, Illinois. Mr. Gustafson is a certified public accountant and previously specialized in the financial institutions industry as a Senior Audit Manager for BDO Seidman, LLP and as an Audit Manager for KPMG LLP.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock as of the Annual Meeting Record Date, with respect to (i) each Director and each Named Executive Officer of the Company; (ii) all Directors and executive officers of the Company as a group; and (iii) any shareholder known to hold in excess of 5% of any class of the Company's voting securities.


                                                     AMOUNT OF             CURRENTLY                 TOTAL
                                                   COMMON SHARES          EXERCISABLE               AMOUNT OF           TOTAL
                                                    BENEFICIALLY            OPTIONS &              BENEFICIAL         PERCENTAGE
                                                      OWNED(1)             WARRANTS(1)            OWNERSHIP(1)        OWNERSHIP
                                                     ----------           -------------          --------------      -----------
        DIRECTORS
        ---------
        Joseph Alaimo..........................           7,395                11,473                 18,868              *
        Peter D. Crist.........................          28,884                 2,672                 31,556              *
        Bruce Crowther.........................             645                   255                    900              *
        Maurice F. Dunne, Jr...................          44,302                 9,415                 53,717              *
        William C. Graft.......................           1,000                   340                  1,340              *
        Kathleen R. Horne......................             500                   306                    806              *
        John S. Lillard........................          76,260                 4,507                 80,767              *
        James E. Mahoney.......................          10,720                 1,208                 11,928              *
        James B. McCarthy......................          13,840                 2,551                 16,391              *
        Marguerite Savard McKenna..............          15,074                 4,156                 19,230              *
        Albin F. Moschner......................           8,869                    --                  8,869              *
        Thomas J. Neis.........................             100                    --                    100              *
        Hollis W. Rademacher...................          51,007                10,136                 61,143              *
        J. Christopher Reyes...................         153,940                 4,005                157,945          1.93%
        Peter P. Rusin.........................           1,000                   187                  1,187              *
        John N. Schaper........................           1,207                 1,208                  2,415              *
        John J. Schornack......................           8,766                 3,804                 12,570              *
        Ingrid Stafford........................           2,992                 3,887                  6,879              *
        Jane R. Stein..........................              --                 1,208                  1,208              *
        Katharine V. Sylvester.................           3,120                 2,793                  5,913              *
        Lemuel H. Tate.........................          15,879                 6,070                 21,949              *
        Edward J. Wehmer**.....................         147,000               154,409                301,409          3.62%
        Larry V. Wright(2).....................         429,865                28,492                458,357          5.60%

        OTHER NAMED EXECUTIVE OFFICERS
        ------------------------------
        Lloyd M. Bowden........................          15,641                14,183                 29,824              *
        David A. Dykstra.......................          18,374                32,518                 50,892              *
        Randolph M. Hibben.....................          19,685                34,220                 53,905              *
        Robert F. Key..........................          22,652                21,554                 44,206              *

        TOTAL DIRECTORS & EXECUTIVE
        ---------------------------
           OFFICERS (28 PERSONS)  .............       1,098,717               355,557              1,454,274         17.08%
           ----------------------

        OTHER SIGNIFICANT SHAREHOLDERS
        ------------------------------
        Howard D. Adams(3) ....................         478,121                 8,735                486,856          5.96%
        Emmett McCarthy(4).....................         390,222                93,302                483,524          5.86%
------------------------------------------

*    Less than 1%
**   Denotes person serving as Director and as an executive officer.

                                     - 8 -

(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Information for Other Significant Shareholders is based on the respective Schedule 13G filings with the SEC.

(2) Includes (i) 21,433 shares and 4,667 shares subject to Warrants held directly by Larry Wright; (ii) 3,000 shares held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and sole shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 8,721 shares and 1,092 shares subject to Warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; (iv) 391,884 shares and 22,733 shares subject to Warrants held in Deerpath Investments LLP, a limited partnership ("Deerpath"), to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power; and (v) 4,827 shares held in certain family trusts of another officer of Milbank with respect to which Mr. Wright acts as co-trustee and exercises shared voting power. The address of Mr. Wright is 135 South LaSalle Street, Chicago, Illinois 60603.

(3) Includes 30,137 shares held in certain family trusts for the benefit of Howard D. Adams' son and 3,957 shares held in a charitable foundation with respect to which either Mr. Adams or his wife has voting power and with respect to which Mr. Adams disclaims beneficial ownership. Also includes 29,626 shares held by Mr. Adams' wife. Does not include additional shares held directly by, or indirectly through certain other family trusts (for which neither Mr. Adams nor his wife acts as co-trustee) for the benefit of, Mr. Adams' two adult children. The address of Mr. Adams is 570 Crabtree Lane, Lake Forest, Illinois 60045.

(4) Includes 16,367 shares owned by Emmett D. McCarthy and his family. Also reflects 173,661 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to options held by the Alan W. Adams Family Trust and 171,320 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to options held by the Sarah K. Adams Family Trust, irrevocable trusts for which Emmett D. McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. The beneficiaries of the respective trusts are Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams. Mr. McCarthy disclaims beneficial ownership of all such shares. Also reflects 28,874 shares held by the Sarah Katherine Adams Trust, an irrevocable trust for which Emmett D. McCarthy serves as trustee, the beneficiary of which trust is Sarah K. Adams. The address of Mr. McCarthy, as Trustee, is c/o 570 Crabtree Lane, Lake Forest, Illinois 60045.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during 1998, 1997 and 1996.


                                                            Summary Compensation Table
                               -------------------------------------------------------------------------------------
                                                                                         Long-Term
                                                                                       Compensation
                                                    Annual Compensation                   Awards
                                              -----------------------------------   ------------------
                                                                       Other Annual    Securities      All Other
                                                                          Compen-      Underlying       Compen-
           Name and                              Salary        Bonus     sation(1)      Options/       sation(2)
      Principal Position            Year           ($)          ($)          ($)         SARs (#)           ($)
      ------------------            ----          ----         ----         ----        ---------          ----

Edward J. Wehmer                     1998       450,000         45,000      9,895              --         1,200
President & Chief                    1997       425,000         40,000     12,420        20,000(7)          881
   Executive Officer                 1996       395,000         40,000      6,431        36,730(4)        1,224

David A. Dykstra                     1998       206,000         30,000      6,517              --            --
Executive Vice President &           1997       176,000         35,000      6,862          18,000           980
    Chief Financial Officer          1996       155,000         32,000      4,790           6,824           582

Robert F. Key                        1998       180,000         18,000      6,482              --           469
Executive Vice President &           1997       165,000         25,000      6,233          10,000           434
   Director of Marketing             1996(5)(6) 121,634         40,000      1,116          29,100            --

Lloyd M. Bowden                      1998       140,500         18,000      2,523              --           332
Executive Vice President &           1997       128,000         15,000      2,533           8,000           296
   Director of Technology            1996(5)(6)  90,000         20,000      2,745          18,670            --

Randolph M. Hibben                   1998       135,000         15,000      4,856              --           228
Executive Vice President -           1997       124,000         12,000      5,368           6,000           228
   Investments                       1996       113,000         10,000      4,749              --           165

Howard D. Adams                      1998       197,917(8)          --         --              --     323,750(8)
Former Chairman and Chief            1997       465,000         55,000      6,504        30,000(7)           --
     Executive Officer               1996(3)    331,250         40,000        373              --            --
--------------------------------------------

(1) Other annual compensation represents the sum of compensation for the use of a Company car and/or the payment of club dues.

(2) Represents compensation to the executive officer for the aggregate life insurance premium paid on behalf of the named executive officer by the Company or other miscellaneous compensation.

(3) In addition, HDA Capital Corporation ("HDA Capital") was paid consulting fees and expenses by Crabtree (a predecessor corporation of the Company) for services of Mr. Adams and other personnel of $95,548 for the year ended December 31, 1996. Subsequent to the 1996 Reorganization, these consulting fees were discontinued. HDA Capital is owned by the Alan W. Adams Family Trust and the Sarah K. Adams Family Trust.

(4) Represents awards under "Phantom Stock Agreements" entered into in 1996, by two of the Company's predecessor corporations, pursuant to which Mr. Wehmer became entitled to cash payments equal to any appreciation until exercised in the value of an aggregate of 36,730 shares of Common Stock over fair market value as of the date of the agreements (the weighted average fair market value as of the date of the agreements was $12.06 per share after adjustments resulting from the Reorganization). Mr. Wehmer exercised these stock appreciation rights in 1997.

(5) Reflects compensation for partial year service. The 1996 base salaries for Messrs. Key and Bowden were $150,000 and $120,000, respectively.

(6) Includes signing bonuses of $15,000 and $10,000, respectively, for Messrs. Key and Bowden.

(7) Represents grants of options approved in January 1998 with respect to executives' service in 1997. In the case of Mr. Adams, those options terminated unexercised upon his departure from employment with the Company in May 1998.

(8) Mr. Adams served as CEO until May 22, 1998. The amount of $197,917 shown as salary represents salary paid to Mr. Adams from January 1, 1998 until May 22, 1998. Amounts paid to Mr. Adams under the terms of his employment agreement subsequent to May 22, 1998 are included in the column titled "All Other Compensation".

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company did not grant options to any Named Executive Officer with respect to the executives' service in 1998.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

     The following table summarizes for each Named Executive Officer the number of shares of Common Stock subject to outstanding Options/SARs and the value of such Options/SARs that were unexercised at December 31, 1998.

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                               SHARES                               UNEXERCISED                IN-THE-MONEY
                           ACQUIRED ON           VALUE            OPTIONS/SARS AT            OPTIONS/SARS AT
           NAME           EXERCISE (#)       REALIZED ($)      DECEMBER 31, 1998 (#)      DECEMBER 31, 1998 ($)
           ----           ------------       ------------      ---------------------      ---------------------
                                                                    EXERCISABLE/               EXERCISABLE/
                                                                  UNEXERCISABLE(1)           UNEXERCISABLE(1)

Edward J. Wehmer..........       --               --           131,271 /  20,000         $1,687,957 /  $ 31,250
David A. Dykstra..........       --               --            27,478 /  28,226            235,343 /   101,072
Robert F. Key.............       --               --            19,554 /  19,546            132,590 /    77,095
Lloyd M. Bowden...........       --               --            12,583 /  14,087             85,835 /    51,908
Randolph M. Hibben........       --               --            33,020 /   6,569            424,261 /    12,893
Howard D. Adams...........      6,794            $79,039           --  /      --               --   /        --
----------------------------------------

(1) The numbers and amounts represent shares of Common Stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 1998.


EMPLOYMENT AGREEMENTS

         In 1998, the Company entered into a new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, Lloyd M. Bowden, and Randolph
M. Hibben, as well as certain other officers of the Company and its subsidiaries. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive's current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or
(iv) reduction in base annual compensation to less than 75% of the executive's "Adjusted Total Compensation", as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. "Adjusted Total Compensation" excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The "Adjusted Total Compensation" as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Key, Bowden, and Hibben were $469,000, $214,000, $190,000, $149,000 and
$146,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.

The employment agreements also provide for a lump sum payment in the event the executive's employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 12 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive's base annual salary plus prior year's bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in "excess parachute payments" under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount. The current annual base salaries of Messrs. Wehmer, Dykstra, Key, Bowden and Hibben are $450,000, $225,000, $190,000, $150,500 and $150,000,
respectively.

         The Company entered into an employment agreement with Mr. Howard D. Adams in 1996 pursuant to which Mr. Adams served as the Company's Chairman and Chief Executive Officer until May 22, 1998. The agreement provides for 24 months of severance payments to Mr. Adams aggregating $1,110,000, which is the amount equal to two times the sum of Mr. Adams' 1998 annualized salary and his 1997 bonus, provided, however that the severance amount is subject to reduction by the amount of income earned from any other employment during the severance period. Under the agreement, during this two-year period following his departure, Mr. Adams has agreed not to compete with the Company, not to participate in opening a bank or other financial institution which operates in the Company's market area, and not to hire or solicit employees, agents or consultants of the Company for other employment. Consistent with the terms of the agreement, Mr. Adams is receiving monthly severance payments from the Company of $46,250 which are expected to continue until May 2000.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company's subsidiaries, including WAMC and North Shore Bank, which are responsible for determining the compensation of the senior officers of those subsidiaries. Joseph Alaimo and Lemuel Tate, senior officers of WAMC and North Shore Bank, respectively, are Directors of the Company.

         Mr. James H. Bishop, President and Chief Executive Officer of Barrington Bank, serves on the Boards of Directors of Northwest Community Healthcare and Northwest Community Hospital for which Bruce K. Crowther, a director of the Company, serves as President and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         OVERALL COMPENSATION PHILOSOPHY: The Compensation and Nominating Committee of the Board of Directors (the "Committee") has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company's compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company's short and long term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

         BASE SALARIES: Base salaries for executive officers were determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual's experience. Annual salary adjustments have been determined giving consideration to the Company's performance and the individual's contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

     o financial performance of the Company with a balance between long and short term growth in earnings, revenue and asset growth;
     o    role in development and implementation of long term strategic plans;
     o    responsiveness  to changes in the financial  institution  marketplace;
          and
     o    growth and diversification of the Company.

         In the absence of similar de novo bank holding companies, it is difficult to identify appropriate peer group comparisons for the base salaries of the Company's executives. In addition, the Company's strategy is to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company matures, the Committee believes that increases to total cash compensation should increasingly be more heavily weighted toward the bonus component than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

         BONUSES: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at year-end. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company's performance. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations.

         Given the size of the Company and its relatively early growth stage, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company's executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee did evaluate the attainment of certain specific Company and individual objectives in determining the bonus amounts awarded to executives. The primary objectives were based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin and net overhead ratios, and tailored personal objectives for each executive. The Committee used these measurable objectives as a guideline to establish executive bonuses, but the end determination of such bonuses was ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers other than the President and CEO were set at the levels recommended by management.

         STOCK OPTIONS: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to award stock-based incentive opportunities which are longer term in nature than the base salary and annual bonus components of overall compensation. The incentives have been primarily in the form of stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the share price occurs over a specified number of years. The Company awarded equity incentives to executives with respect to 1997 employment. No additional stock option grants were made with respect to 1998 employment.

         CHIEF EXECUTIVE OFFICER COMPENSATION: Mr. Edward J. Wehmer was appointed Chief Executive Officer, in addition to his role as President, in May 1998. Mr. Wehmer's base salary for 1998 of $450,000 was established by the Committee at the beginning of the year when he was serving as President and Chief Operating Officer. At the time Mr. Wehmer assumed the Chief Executive Officer role, no additional base salary adjustments were made. The 1998 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of the additional responsibilities Mr. Wehmer has assumed, his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

     (1) The continued growth of the Company into one of the largest de novo banking operations in the seven state Midwest area.

     (2) The increase in the profitability of the Company to $6.2 million in 1998 from $4.8 million in 1997, and the exceptional 345% (or $3.7 million) increase in pre-tax earnings to $4.7 million in 1998 from $1.1 million in 1997. The Committee considers the increase in pre-tax profits to be a better barometer of growth in core earnings.

     (3) The growth of the Company's assets, deposits and loans during 1998 of $295 million, $311 million and $279 million, respectively. The increases show growth in these categories in the range of 27% to 39%.

     (4) The successful completion of a public offering of $31.05 million of the Company's Trust Preferred securities and its listing on the Nasdaq National Market System.

     (5) The successful opening of four additional banking facilities during the year that expanded the geographical reach of the organization and enlarged the platform utilized by the Company to effectuate continued growth.

     (6) Mr. Wehmer's leadership in the successful start-up of Wintrust Asset Management Company, the Company's new trust and investment subsidiary.

     (7) The reduction in the ratio of noninterest expenses as a percent of average assets to 3.04% in 1998 from 3.18% in 1996 despite the opening of the four additional banking facilities in 1998, the opening of Crystal Lake Bank in late December 1997, and other one-time non-recurring charges in 1998.

         Mr. Howard D. Adams served at the Company's Chief Executive Officer until May 1998. The factors discussed above in the "Base Salaries" section were the basis for determining the base salary of Mr. Adams. The Committee recommended that a 7.5% increase, or $35,000 increase, in Mr. Adams' 1998 base salary to $465,000 from the year-end 1997 level of $465,000 was warranted based on the growth of the Company during 1997, and other factors outlined above in the "Base Salaries" section. The 1998 base salary amount was awarded prior to the announcement of his departure in May 1998.

         SECTION 162(M): The Compensation and Nominating Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation and Nominating Committee will continue to evaluate the impact of such provisions and to consider compensation policies and programs appropriate for an organization of the Company's size and history in an effort to address the potential impact, if any, in the future.

         CONCLUSION: The Compensation Committee believes the executive officers' individual compensation packages are designed in a manner which is consistent with the Company's overall compensation philosophy.

                                 PETER D. CRIST (Chairman of the Committee)
                                 JOHN S. LILLARD
                                 JAMES E. MAHONEY
                                 MARGUERITE SAVARD MCKENNA
                                 ALBIN F. MOSCHNER
                                 J. CHRISTOPHER REYES
                                 HOLLIS W. RADEMACHER

PERFORMANCE GRAPH

         The following performance graph compares the percentage change in the Company's cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.


The Total Return Performance Graph omitted represented a graph of date points as follows:

                               1/24/97    6/30/97  12/31/97   6/30/98  12/31/98
                               -------    -------  --------   -------  --------
Wintrust Financial Corporation     100     110.66    111.48    129.51    128.69
Nasdaq - Total US                  100     104.49    114.54    137.90    161.02
Nasdaq - Bank Index                100     118.50    158.61    164.47    157.11


         The Company became subject to reporting its cumulative shareholder returns as of January 24, 1997 when the Company became a registrant under the Securities Exchange Act of 1934. Accordingly, the graph presents the cumulative shareholder returns from January 24, 1997 through December 31, 1998.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Some of the executive officers and Directors of the Company are, and have been during the preceding three years, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 1998, the Bank had $19.8 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 26.3% of total shareholders' equity as of that date.

         Mr. Lemuel Tate, a director of the Company, provides consulting services to the Company related to real estate leasing and property acquisitions for new banking locations. Mr. Tate also oversees certain construction projects at various bank premises. During 1998, Mr. Tate received an aggregate of $73,500 in fees from the Company and its subsidiaries for such services. The Company has agreed to pay Mr. Tate annual compensation of $72,000 during 1999 for his continued consulting services. Mr. Tate also serves as the Chairman of North Shore Bank and received an annual retainer of $50,000 in lieu of bank director fees for his service in this role in 1998 and will receive $56,000 in 1999 for such services. Mr. Tate is eligible for discretionary bonuses in addition to the amounts noted above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the the Securities and Exchange Commission. Based upon its review of copies of such reports and of trading in the Company's common stock, the Company is not aware of any late filings during 1998 with the following exceptions: (1) former Director Howard D. Adams should have filed a Form 4 in January 1998 to report the exercise of 7,341 options; the appropriate form was filed in February 1998; and (2) Directors Alaimo and Tate should have filed a Form 5 in February 1998 to report the grant of 9,000 and 10,000 options to acquire common stock, respectively; the forms were inadvertently not filed until September 1998.


                              INDEPENDENT AUDITORS

         KPMG LLP served as the Company's independent auditor for 1998. One or more representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available at the meeting to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 16, 1999, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2000 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to the Company in accordance with the By-laws. The deadline for such notice is March 26, 2000.


                                 OTHER BUSINESS

         The Company is unaware of any other matter to be acted upon at the annual meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             David A. Dykstra
                                             Secretary

The Directors and Officers of

Wintrust  Financial  Corporation
cordially invite you to attend our
1999 Annual Meeting of Shareholders
Thursday,  May 27, 1999, 2:30 p.m.
Drake Oak Brook Hotel
2301 S. York Road
Oak Brook, Illinois

IMPORTANT

Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS.







Dated _____________________

___________________________

___________________________



(Please sign here)

Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.

Wintrust Financial Corporation

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list the names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.


I/We do plan to attend
the 1999 meeting         ________

Wintrust Financial Corporation
REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Lillard and Edward J. Wehmer as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 27, 1999 or any adjournment thereof.

      PROPOSAL 1 -  ELECTION  OF  DIRECTORS  (To  be  designated  as  Class  III
                   Directors with term ending in 2002.)
                   [   ]    FOR ALL NOMINEES LISTED BELOW
                            (Except as marked to the contrary below).

                   [   ]    WITHHOLD AUTHORITY to vote for all nominees below.
                            (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
                            ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                            NOMINEE'S NAME).

          JOSEPH ALAIMO                      HOLLIS W. RADEMACHER
          PETER D. CRIST                     JOHN N. SCHAPER
          KATHLEEN R. HORNE                  JOHN J. SCHORNACK
          JOHN S. LILLARD                    LARRY WRIGHT




In their discretion, the Proxies are authorized to vote upon such other business as many properly come before the meeting.

(To be signed on the other side)